EXHIBIT 99.4



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                         SUN BANCORP, INC. LETTERHEAD




              NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE

                          ***FOR IMMEDIATE RELEASE***

         FOR MORE INFORMATION, CONTACT:  Robert F. Mack (609) 691-7700

Vineland, N.J....................November 20, 1997                 Page 1 of 2


         SUN BANCORP, INC. PURCHASES ELEVEN BANK OF NEW YORK BRANCHES

Sun Bancorp,  Inc.  (Nasdaq  National  Market Symbol  "SNBC"),  the Vineland New
Jersey bank holding company of Sun National Bank announced today that Sun National Bank had completed the purchase of eleven New Jersey branch offices and related deposits from The Bank of New York. The purchase includes the assumption of approximately $164 million in deposits, the acquisition of approximately $18 million in loans and certain real estate and equipment related to the eleven branches. The branches are located in Atlantic, Mercer, Middlesex and Somerset Counties, New Jersey.

"We are pleased to have this opportunity to strengthen our presence in Atlantic and Mercer Counties and to expand into Middlesex and Somerset Counties," commented Bernard A. Brown, Chairman of both Sun Bancorp and Sun National Bank. "The completion of this transaction means that Sun now has thirty-eight financial service centers serving southern and central New Jersey," he added.

"Sun has developed a reputation for being a community bank that focuses on the needs of its customers." remarked Philip W. Koebig, III, Executive Vice President of Sun Bancorp, Inc. and President and Chief Executive Officer of Sun National Bank. "This is an exciting opportunity for our new customers to receive a continuation of a wide range of products and services, while also giving them the personalized attention of a community bank."

Koebig also commented that this is the seventh, and the third this year, in a series of purchases during the past three and one-half years that have continued to fulfill Sun's strategic growth goals. During that period of time, the total assets of Sun have grown from $113 million at December 31, 1994 to total assets of about one billion dollars following the completion of this transaction. Sun has previously announced that it had signed a definitive agreement to purchase the Eatontown, New Jersey branch from First Savings Bank, with deposits of approximately $28 million. That acquisition is subject to regulatory approval, and is expected to be completed during the first quarter of 1998.



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Sun National Bank currently has  thirty-eight  financial  service centers in ten southern and central New Jersey counties, servicing the retail and commercial markets. Its deposits are insured up to legal limits by the F.D.I.C.

Sun Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol SNBC. Its Trust Preferred Securities are listed on the Nasdaq National Market under the symbol SNBCP.

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